Exhibit 10.1

2020 Stock Option and Performance Incentive Plan

Stock Price Hurdle Performance Share Unit Award Agreement

Daniel Heaf

591,366 Performance Share Units at Target

By accepting this Performance Share Unit award evidenced by this Stock Price Hurdle Performance Share Unit Award Agreement (this “Agreement”), the Participant agrees to the following terms and conditions and the terms of the Bath & Body Works, Inc. 2020 Stock Option and Performance Incentive Plan (as amended from time to time, the “Plan”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Plan.

(1)

GRANT. Effective as of September 21, 2026 (the “Grant Date”), Bath & Body Works, Inc. (the “Company”) hereby grants to the Participant an award of Performance Share Units (the “Award”) in respect of a target number of shares of Common Stock equal to 591,366 (the “Target Number”). The actual number of Performance Share Units that are earned and eligible to vest shall be determined based on the satisfaction of the vesting conditions set forth in Section 2 and subject to the Relative TSR Governor (a defined in Section 2(c)). For the avoidance of doubt, in no event shall the number of Performance Share Units that vest exceed 200% of the Target Number.

(2)	VESTING.

(a)

Subject to the achievement of the applicable performance requirements as set forth in Section 2(b) hereof (the “Performance-Based Vesting Condition”), the Relative TSR Governor (as applicable) and the other requirements of this Agreement, the Performance Share Units will vest as of September 20, 2030 (the “Vesting Date” and the period from the Grant Date to the Vesting Date, the “Performance Period”), provided that, except as otherwise set forth below, the Participant continues to be employed by the Company or its subsidiaries through such Vesting Date. Notwithstanding the foregoing, the Performance Period will end upon the date of termination of the Participant’s employment as set forth in Section 6(b) and Section 6(c) and in connection with a Change in Control as set forth in Section 8.

(b)

Except as otherwise set forth herein, on the date on which the Committee certifies that the Company Stock Price meets or exceeds the value specified in any of the rows below in the column entitled “Stock Price Hurdle” (each, a “Stock Price Hurdle”), the Performance-Based Vesting Condition shall be satisfied with respect to the percentage of the Target Number specified opposite such Stock Price Hurdle, subject to modification by the Relative TSR Governor as set forth below. If the Company Stock Price falls between two Stock Price Hurdles, the number of Performance Share Units deemed earned shall be based on the lower Stock Price Hurdle, with no interpolation between Stock Price Hurdles. The Committee will certify attainment of a Stock Price Hurdle as soon as reasonably practicable (and no later than thirty (30) days) after the achievement thereof. For the avoidance of doubt, once a Stock Price Hurdle has been achieved during the Performance Period, such Stock Price Hurdle cannot be achieved again.

Stock Price Hurdle	Performance Share Units (as a percentage of the Target Number)
$40	75%
$60	100	% (Target)
$80	150%
$100	200	% (Maximum)

(c)

Notwithstanding the foregoing, except as provided in Section 6(c) and Section 8, if the Relative TSR of the Company as measured over the Performance Period is below the 55th percentile among the Comparator Companies (the “Relative TSR Governor”), the number of Performance Share Units otherwise earned and eligible to vest based upon the satisfaction of the Performance-Based Vesting Condition will be reduced by fifty percent (50%). To the extent applicable, the Committee will determine the application of the Relative TSR Governor as soon as reasonably practicable (and no later than thirty (30) days) after the Vesting Date (or the Participant’s earlier termination date, as applicable).

(d)	For purposes of this Agreement:

“Change in Control Date” means the date upon which a Change in Control is consummated.

“Change in Control Price” means the value of the total amount of consideration payable in respect of each share of Common Stock in connection with the Change in Control. For this purpose, the value of any non-cash consideration will be determined, prior to the Change in Control Date, by the Committee in good faith.

“Company Stock Price” means the average closing price of a share of Common Stock on the New York Stock Exchange (the “NYSE”) for any consecutive period of sixty (60) trading days that both begins and ends during the Performance Period.

“Comparator Companies” means, collectively as of the Grant Date, the companies listed in the S&P Composite 1500 Consumer Discretionary Distribution & Retail Index; provided that, in the event that a Comparator Company is acquired by, or merges with, another company, such company shall cease to constitute a Comparator Company for purposes of this Agreement; provided that, in the event of a bankruptcy, liquidation or Delisting of a Comparator Group company at any time during the Performance Period, such company shall remain a Comparator Company (but the TSR of such company shall be subject to the adjustments set forth in the definition of “TSR” below).

“Delisting” means that a company ceases to be publicly traded on a national securities exchange as a result of any involuntary failure to meet the listing requirements of such national securities exchange, but shall not include delisting as a result of any merger, acquisition or other voluntary going private or similar transaction.

“Executive Severance Agreement” means that certain Executive Severance Agreement, dated as of May 15, 2025, by and between the Company and the Participant, as may be amended from time to time.

“Offer Letter” means that certain offer letter, dated as of May 16, 2025, by and between the Company and the Participant.

“Relative TSR” means the percentile ranking of the Company’s TSR relative to the TSR of the Comparator Companies, rounded to the nearest whole percentile, as determined by the Committee. In determining the Relative TSR, in the event that the Company’s TSR is equal to the TSR of one or more Comparator Companies, the Company’s TSR Percentile Ranking will be determined by ranking the Company’s TSR as being greater than such applicable Comparator Company’s TSR.

“TSR” means, with respect to the Company or any Comparator Company, as applicable, the change in the fair market value per share of common stock of the Company or such Comparator Company, as applicable, including the pre-tax value of any dividends or other distributions per share for any dividend record dates that occur during the Performance Period (with the value of such dividends or distributions determined by treating them as reinvested in additional shares of common stock at the closing market price on the applicable ex-dividend date), calculated as the percentage difference (whether positive or negative) between the average of the closing price per share of the common stock of the Company or such Comparator Company, as applicable, for (i) the last 60 consecutive trading days immediately preceding the first day of the Performance Period and (ii) the last 60 consecutive trading days ending on the last trading day of the Performance Period (plus the pre-tax value of any dividends or other distributions per share for any dividend record dates that occur during the Performance Period, assuming reinvestment thereof in common stock as described above); provided that, in the event of a bankruptcy, liquidation or Delisting of a Comparator Group company at any time during the Performance Period, such company shall be assigned a TSR of negative 100% for purposes of calculating the level of achievement of the Relative TSR performance goal.

(e)

The Committee shall have full discretion in making all determinations relating to the achievement of the Relative TSR Governor and the number of Performance Share Units earned and eligible to vest, and may make equitable adjustments consistent with the Plan to prevent dilution or enlargement of the intended benefits of the Award.

(3)

RESTRICTIONS. None of the Performance Share Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Performance Period or prior to the satisfaction of all conditions specified in this Agreement and delivery of any earned and vested shares of Common Stock in respect thereof.

(4)	RECORDING OF AWARD. The Company shall cause the Performance Share Unit award to be appropriately recorded as of the Grant Date.

(5)

RIGHTS OF PARTICIPANT. Prior to settlement and receipt of the shares of Common Stock underlying the Performance Share Units following the Vesting Date, the Participant shall not have the right to vote the shares of Common Stock underlying the Performance Share Units or to receive ordinary dividends or dividend equivalent rights arising from ordinary dividends with respect thereto.

(6)	FORFEITURES.

(a)

Except as noted in this Section 6 and in Section 8, Performance Share Units granted to the Participant pursuant to this Agreement shall be forfeited if (i) the Participant’s employment with the Company or its subsidiaries terminates for any reason prior to the Vesting Date or (ii) the Performance-Based Vesting Conditions are not satisfied. “Termination of employment” shall mean a “separation from service” as such term is defined in Section 409A of the Code and the Treasury regulations thereunder, and for the avoidance of doubt and notwithstanding anything to the contrary, shall also include a transaction in which the Participant ceases to be an employee of an entity that is directly or indirectly majority-owned by the Company (unless otherwise expressly determined by the Company). Upon such forfeiture, the Performance Share Unit award, including any portion thereof that has satisfied the Performance-Based Vesting Condition, shall be cancelled, and any Performance Share Units will be forfeited for no consideration.

(b)

If, prior to a Change in Control, the Participant’s employment is terminated by the Company without “Cause” or by the Participant for “Good Reason” (each as defined in the Executive Severance Agreement) prior to the Vesting Date, the Participant’s termination date shall constitute the end of the Performance Period and the Participant will be eligible to vest as of such date in a pro rata portion of the Performance Share Units earned (if any) based on the highest Stock Price Hurdle achieved on or prior to the termination date, subject to the application of the Relative TSR Governor; provided that the Relative TSR Governor shall not apply if such date of termination of employment occurs prior to September 21, 2027. The pro rata portion will equal the number of Performance Share Units so earned, multiplied by a fraction, the numerator of which is (x) the number of completed months between the Grant Date and the Participant’s termination date, and the denominator of which is (y) 48, subject to the Participant’s satisfaction of each of the following conditions:

(i)	The Participant must execute a release of claims against the Company and its subsidiaries in a form specified by the Company, as prescribed in Section 7(a) (the “Release Requirement”); and

(ii)

The Participant must comply with any restrictive covenants to which the Participant is subject pursuant to the Executive Severance Agreement, the CNIA or any other agreement with the Company providing for restrictive covenants.

(c)

If, prior to a Change in Control, the Participant’s employment terminates as a result of the Participant’s death or Total Disability (as defined in the Company’s Long-Term Disability Plan, as amended from time to time), the Participant will be eligible to vest as of the termination date in the number Performance Share Units earned based on the highest Stock Price Hurdle Achieved on or prior to the termination date, without proration, and subject in the event of the Participant’s Total Disability to the Release Requirement. For the avoidance of doubt, upon such a termination of employment, the Relative TSR Governor shall not apply.

(d)

For the avoidance of doubt, if the Participant’s employment terminates for Cause or due to the Participant’s voluntary resignation other than for Good Reason before the Vesting Date, all Performance Share Units will be forfeited for no consideration in respect thereof.

(7)	SETTLEMENT OF PERFORMANCE SHARE UNITS.

(a)

Upon the vesting of any earned Performance Share Units (on the Vesting Date or an earlier termination of employment as set forth herein) and the satisfaction of all other conditions set forth in this Agreement (including the certification of performance and the application of the Relative TSR Governor, as applicable), a number of shares of Common Stock equal to the number of earned Performance Share Units shall be delivered, free of all such restrictions, to the Participant or the Participant’s beneficiary or estate, as the case may be. Such payment in settlement shall be made promptly, but in any event not later than March 15 of the calendar year following the year in which the Performance Share Units vest; provided, that the Participant will not be permitted, directly or indirectly, to designate the taxable year of settlement; provided, further, that, in the event of any settlement resulting from a termination of employment described in Section 6(b) or Section 6(c), settlement shall not occur prior to the date on which any applicable release pursuant to a Release Requirement becomes effective and irrevocable. To the extent the Release Requirement applies and, as a result of the timing of the execution of such release, settlement could be made in two different tax years, settlement shall in all such cases be made in the second such year.

(b)

The Performance Share Units granted hereunder are intended to comply with the requirements of Code Section 409A or an exemption or exclusion therefrom and, with respect to amounts that are subject to Code Section 409A, it is intended that this Agreement will be administered and interpreted in all respects in accordance with Code Section 409A, including with respect to any defined terms used herein. Any payments that qualify for the “short-term deferral” exception or another exception under Code Section 409A shall be paid under the applicable exception and shall not be treated as deferred compensation subject to Code Section 409A. Each payment hereunder shall be treated as a separate payment for purposes of Code Section 409A. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made hereunder that constitutes nonqualified deferred compensation subject to Code Section 409A. Notwithstanding any provision in the Plan to the contrary, if the Participant is a “specified employee” (within the meaning of Section 409A of the Code) and any amounts provided for under this Agreement are “non-qualified deferred compensation” (as such term is described in Section 409A of the Code), then to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, the Participant shall not be entitled to any payments upon the Participant’s termination of employment until the earlier of: (i) the expiration of the six (6)-month period measured from the date of the Participant’s separation from service or (ii) the date of the Participant’s death. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 7(b) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to the Participant in a lump sum as soon as practicable, but in no event later than sixty (60) calendar days, following such expired period, and any remaining payments due under this Agreement will be paid in accordance with the normal payment dates specified for them herein.

(8)

EFFECT OF CHANGE IN CONTROL. In the event of a Change in Control, upon the Change in Control Date, any Performance Share Units for which the Performance-Based Vesting Condition has not been satisfied prior to the Change in Control Date and that corresponds to a Stock Price Hurdle that is equal to or less than the Change in Control Price will be deemed to have satisfied the Performance-Based Vesting Condition; provided that the Relative TSR Governor shall not apply upon or following a Change in Control to any earned Performance Share Units. From and after the Change in Control, such earned Performance Share Units (as fixed based on the foregoing) will remain outstanding and eligible to vest subject solely to the Participant’s continued service until the Vesting Date; provided that, such earned Performance Share Units shall vest in full (without proration) upon the Participant’s earlier termination of service on or following a Change in Control (i) by the Company without Cause, (ii) by the Participant for Good Reason or (iii) due to the Participant’s death or Total Disability, subject to the Release Requirement and compliance with any restrictive covenants, in each case to the same extent such requirement is applicable under Section 6(b) or Section 6(c). Any Performance Share Units for which the Performance-Based Vesting Condition has not been achieved as of the Change in Control Date will be forfeited and cancelled for no consideration in respect thereof. Notwithstanding the foregoing, if the transaction agreement relating to the Change in Control expressly provides for treatment of the Performance Share Units that is more favorable to the Participant than the treatment prescribed above, the provisions of the transaction agreement shall control.

(9)

TAX WITHHOLDING. The Company shall have the right to require the Participant or the Participant’s beneficiaries or legal representatives to remit to the Company an amount sufficient to satisfy Federal, state or local withholding tax requirements, or to deduct from distributions under the Plan amounts sufficient to satisfy such withholding tax requirements.

(10)	CLAWBACK.

(a)

Subject to the restrictions set forth in the Plan, if required by law or if the Participant engaged in, had knowledge of, or should have had knowledge of, fraudulent conduct or activities relating to the Company, the Company may terminate this Agreement and require the Participant to reimburse the Company (i) an amount required by law or (ii) the amount of compensation received pursuant to this Agreement and based on the aforementioned conduct.

(b)

Notwithstanding any other provision of this Agreement to the contrary, any Performance Share Units granted and all shares of Common Stock issued hereunder, and/or any amount received with respect to any sale of any such shares of Common Stock, shall be subject to cancellation, recoupment or other action in accordance with the terms and conditions of (i) the Bath & Body Works, Inc. Financial Restatement Compensation Recoupment Policy (as may be amended from time to time, the “Financial Restatement Recoupment Policy”), (ii) the Bath & Body Works, Inc. Supplemental Compensation Recoupment Policy (as may be amended from time to time, the “Supplemental Recoupment Policy”) or (iii) any other recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time or otherwise required by applicable law, regulation or stock exchange listing requirement, including, for the avoidance of doubt, any such policies adopted following the date of this Agreement (collectively, the “Recoupment Policies”). The Participant agrees and acknowledges that the Participant has reviewed and understands the terms of the Financial Restatement Recoupment Policy and the Supplemental Recoupment Policy. To the extent that the terms of this Agreement and any Recoupment Policy conflict, then the terms of such Recoupment Policy shall prevail.

(c)

Without limiting the foregoing Sections 10(a) or 10(b) hereof, by accepting this Performance Share Unit award and the benefits provided hereunder, the Participant hereby acknowledges and agrees that the Participant, this award, any other award granted to the Participant under the Plan and any other incentive-based compensation provided to the Participant shall be subject to the Recoupment Policies (as may be amended from time to time), in each case, subject to the terms and conditions thereof. Accordingly, the Participant agrees and acknowledges that this award, any other award granted to the Participant under the Plan and any other incentive-based compensation provided to the Participant (as well as any other payments or benefits derived from such amounts, including any shares of Common Stock issued or cash received upon vesting, exercise or settlement of any such awards or sale of shares of Common Stock underlying such awards), which may include awards and other incentive-based compensation provided to the Participant prior to the date of this Agreement, may be subject to forfeiture and/or recoupment in accordance with the terms of such applicable Recoupment Policy.

(11)	MISCELLANEOUS.

(a)

No Right to Employment. This Agreement shall not confer upon the Participant any right to continue in the employ of the Company or any subsidiary or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan nor interfere with or limit the right of the Company or any subsidiary to modify the terms of or terminate the Participant’s employment at any time.

(b)

Stock Ownership Guidelines. By accepting the benefits of this Agreement, the Participant hereby agrees that the Participant is subject to any applicable Company stock ownership guidelines (as in effect from time to time), subject to the terms thereof.

(c)

Notice. Any notice or other communication required or permitted to be given under this Agreement must be given electronically or by regular U.S. mail addressed, if to the Committee or the Company, at the principal office of the Company (to the attention of the Chief Legal Officer) and, if to the Participant, at the Participant’s last known address as set forth in the books and records of the Company.

(d)

Plan to Govern. This Agreement and the rights of the Participant hereunder are subject to all of the terms and conditions of the Plan, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan. In the event of a conflict between this Agreement and the Plan, the terms of the Plan shall govern.

(e)

Amendment. Subject to restrictions set forth in the Plan, the Company may from time to time suspend, modify or amend this Agreement. No suspension, modification or amendment of this Agreement may, without the consent of the Participant, adversely affect the rights of the Participant with respect to the Performance Share Units granted pursuant to this Agreement, except to the extent any such action is undertaken to cause this Agreement to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(f)

Tax Treatment. Notwithstanding anything set forth in this Agreement, the tax treatment of the benefits provided under the Plan or this Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with U.S. or foreign law, including, without limitation, Section 409A of the Code. Notwithstanding any provision of the

Plan to the contrary, in no event shall the Company or any affiliate be liable to the Participant on account of this Agreement’s failure to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, Section 409A of the Code.

(g)

Severability. In the event that any provision of this Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(h)

Entire Agreement. Except as expressly provided herein, this Agreement and the Plan contain all of the understandings between the Company and the Participant concerning the Performance Share Units granted hereunder and supersede all prior agreements and understandings. Notwithstanding anything to the contrary in the Offer Letter or the Executive Severance Agreement, this Agreement and the Plan shall exclusively govern the vesting, forfeiture, settlement and treatment upon termination of employment or a Change in Control of the Award, and no provision of the Offer Letter or the Executive Severance Agreement relating to the vesting or treatment of equity or equity-based awards (including, for the avoidance of doubt and without limitation, Sections 4(e) and 5(e) of the Executive Severance Agreement), shall apply to the Award.

(i)	Governing Law. To the extent not preempted by Federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

Participant’s Signature